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                                                                                                    Exhibit 12

                                                 TXU US HOLDINGS COMPANY
                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
                           AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS


                                                                         Year Ended December 31,
                                                     -----------------------------------------------------------
                                                       2003         2002          2001         2000         1999
                                                       ----         ----          ----         ----         ----
                                                                   Millions of Dollars, Except Ratios
EARNINGS:
     Income from continuing operations before
       extraordinary loss and cumulative effect
       of changes in accounting principles              $732         $544        $ 802       $  782       $  731
     Add:  Total federal income taxes                    346          223          359          341          342
           Fixed charges (see detail below)              665          499          539          536          564
                                                      ------       ------       ------       ------       ------
                  Total earnings                      $1,743       $1,266       $1,700       $1,659       $1,637
                                                      ======       ======       ======       ======       ======

FIXED CHARGES:
     Interest expense                                   $616         $451       $  492       $  492       $  526
     Rentals representative of the interest factor        49           48           47           44           38
                                                      ------       ------       ------       ------       ------
               Fixed charges deducted from
                   earnings                              665          499          539          536          564

     Preferred dividends of registrant (pretax)*           7           13           15           14           15
                                                      ------       ------       ------       ------       ------
     Fixed charges and preferred
                  dividends                           $  672       $  512       $  554       $  550       $  579
                                                      ======       ======       ======       ======       ======

RATIO OF EARNINGS TO FIXED CHARGES                      2.62         2.54         3.15         3.09         2.90
                                                        ====         ====         ====         ====         ====

RATIO OF EARNINGS TO COMBINED FIXED
     CHARGES AND PREFERRED DIVIDENDS                    2.59         2.47         3.07         3.02         2.83
                                                        ====         ====         ====         ====         ====

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* Preferred dividends multiplied by the ratio of pre-tax income to net income.